Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
First Business Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-183274 on Form S-8 and No. 333-221387 on Form S-3) of First Business Financial Services, Inc. of our report dated March 9, 2018, with respect to the consolidated balance sheet of First Business Financial Services, Inc. as of December 31, 2017, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2017 and 2016, and the related notes, which report appears in the December 31, 2018 Annual Report on Form 10-K of First Business Financial Services, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2019